Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

May 24, 2016

CyberOptics Corporation

5900 Golden Hills Drive

Minneapolis, Minnesota 55416

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) that CyberOptics Corporation (the “Company”) intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of:

(i)          registering 350,000 shares (the “Stock Incentive Plan Shares”) of common stock, no par value, of the Company (“Common Stock”) that may be issued from time to time under the CyberOptics Corporation 1998 Stock Incentive Plan, as Amended (the “Stock Incentive Plan”); and

(ii)         registering 100,000 shares (the “Non-Employee Director Plan Shares”) of Common Stock that may be issued from time to time under the CyberOptics Corporation Non-Employee Director Stock Plan (the “Non-Employee Director Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.          The Stock Incentive Plan Shares to be issued by the Company pursuant to the Stock Incentive Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Stock Incentive Plan, will be validly issued, fully paid and nonassessable.

2.          The Non-Employee Director Plan Shares to be issued by the Company pursuant to the Non-Employee Director Plan have been duly authorized, and, upon issuance, delivery and payment therefor in accordance with the terms of the Non-Employee Director Plan, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Minnesota Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

JLS